Exhibit 99.1

Gores Technology Partners, Inc. Announces the Separate Trading of its Class A Common Stock and Warrants Commencing May 3, 2021

BOULDER, CO, April 30, 2021 – Gores Technology Partners, Inc. (Nasdaq: GTPAU) (the “Company”), a blank check company sponsored by an affiliate of The Gores Group, LLC, today announced that, commencing May 3, 2021, holders of the units sold in the Company’s initial public offering of 27,500,000 units completed on March 16, 2021 may elect to separately trade the shares of Class A common stock and warrants included in the units. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “GTPAU,” and the Class A common stock and warrants that are separated will trade on the Nasdaq Capital Market under the symbols “GTPA” and “GTPAW,” respectively.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Department, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611 or email: prospectus.cpdg@db.com; Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick, 2nd Floor, New York, New York 10014, telephone: 866-718-1649 or email: prospectus@morganstanley.com; or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, via telephone at (800) 831-9146.

About Gores Technology Partners, Inc.

Gores Technology Partners, Inc. was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s strategy is to identify, acquire and, after the initial business combination, to build a company in an industry or sector that complements the experience of its management team and can benefit from their operational expertise.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Jennifer Kwon Chou

Managing Director, The Gores Group

(310) 209-3010

jchou@gores.com